CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference and to the use in this Registration Statement on Form N-14 of our reports dated December 15, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of Legg Mason Capital Management American Leading Companies Trust (a series of Legg Mason Investors Trust, Inc.) and the October 31, 2010 Annual Report to Shareholders of Legg Mason Capital Management Value Trust, Inc., which are also incorporated by reference into and appear in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Representations and Warranties”, “Financial Highlights of Legg Mason Capital Management Value Trust”, and “Financial Statements and Other Incorporated Documents” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 19, 2011